Exhibit 4.2

EXECUTION VERSION

BURLINGTON NORTHERN SANTA FE, LLC

Certificate of Determination

Dated as of December 5, 2025

The undersigned, Mark Bracker, Treasurer, and Paul W. Bischler, Executive Vice President and Chief Financial Officer, each of Burlington Northern Santa Fe, LLC (successor-in-interest to Burlington Northern Santa Fe Corporation), a Delaware limited liability company (the “Company”), do hereby certify that pursuant to the authority granted in the resolutions of the Board of Directors of the Company adopted on May 11, 2023 and August 13, 2025 (together, the “Resolutions”) and pursuant to Sections 201, 301 and 303 of the Indenture, dated as of December 1, 1995, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor-in-interest to J.P. Morgan Trust Company, National Association, as successor-in-interest to Bank One Trust Company, N.A., as successor-in-interest to The First National Bank of Chicago, as Trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of February 11, 2010, among Burlington Northern Santa Fe Corporation, R Acquisition Company, LLC and the Trustee, and further supplemented by the Thirtieth Supplemental Indenture, dated as of December 5, 2025 (the “Thirtieth Supplemental Indenture”), between the Company and the Trustee (together with the Thirtieth Supplemental Indenture, the “Indenture”), there was established as of December 5, 2025 one series of securities under the Indenture with the following terms:

1.	The securities of the series are entitled “5.550% Debentures due March 15, 2056” (the “Debentures”).

2.

The Debentures are initially being offered in the aggregate principal amount of $950,000,000 (except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and any Debentures which pursuant to Section 303 are deemed never to have been authenticated and delivered thereunder). The Company may, without the consent of the Holders of the Debentures of a series, issue additional Debentures of such series and thereby increase such principal amount, on the same terms and conditions and with the same CUSIP number as the Debentures of such series.

3.	The principal amount of the Debentures will mature on March 15, 2056, subject to the provisions of the Indenture relating to acceleration.

4.

The Debentures will bear interest from December 5, 2025 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, at the rate of 5.550% per annum, payable semi-annually in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”), commencing March 15, 2026 to the persons in whose names the Debentures are registered on the close of business on the immediately preceding March 1 and September 1, respectively, whether or not such day is a Business Day (each, a “Regular Record Date”).

5.

Subject to paragraph 10 below, the principal of and premium (if any) and interest on the Debentures will be payable at the office or agency of the Company maintained for that purpose, pursuant to the Indenture, in The City of Houston, which shall be initially the corporate trust office of the Trustee; provided, however, that at the option of the Company, such payment of interest may be made by check mailed to the person entitled thereto as provided in the Indenture.

6.	The Debentures will be redeemable as a whole or in part at the option of the Company, at any time, as set forth in the Thirtieth Supplemental Indenture.

7.

Holders of the Debentures shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000) of such holder’s Debentures upon the occurrence of a Change of Control Repurchase Event (as defined in the Thirtieth Supplemental Indenture), as set forth in the Thirtieth Supplemental Indenture.

8.	The Debentures shall not be entitled to the benefit of any sinking fund, nor shall the Debentures be repayable at the option of the registered Holders thereof.

9.	Subject to paragraph 10 below, the Debentures shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

10.

Upon issuance, the Debentures will be represented by one or more Global Securities deposited with, or on behalf of, The Depository Trust Company (the “Depositary”). Settlement for the Debentures will be made by the Underwriters (as hereinafter defined) in immediately available funds. All payments of principal and interest shall be made by the Company in immediately available funds as long as the Debentures are represented by Global Securities. As long as the Debentures are represented by Global Securities registered in the name of the Depositary or its nominee, the Debentures will trade in the Depositary’s Same-Day Funds Settlement System, and secondary market trading activity in the Debentures will therefore settle in immediately available funds. Except as set forth in the Indenture or in the Prospectus Supplement relating to the Debentures, the Debentures will not be issuable in definitive form.

Furthermore, we hereby (i) approve the forms of and authorize the execution and delivery of the Debentures (copies of which are attached as Exhibit A-1 and Exhibit A-2), and the Underwriting Agreement, dated December 1, 2025, among the Company and Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters listed therein (a copy of which is attached as Exhibit B), and (ii) ratify the execution and delivery of the Thirtieth Supplemental Indenture (a copy of which is attached as Exhibit C).

All capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Indenture.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, we have set our hands as of the date above first written.

By	/s/ Mark Bracker
	Name:	Mark Bracker
	Title:	Treasurer

By	/s/ Paul W. Bischler
	Name:	Paul W. Bischler
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Officers’ Certificate to the Trustee (Certificate of Determination)]